                          ACCOUNT MANAGEMENT AGREEMENT

     This Account Management Agreement (the "Agreement") is entered into as of the 17th day of June, 2005, by and between CD Capital Management LLC, a Delaware limited liability company ("CD Capital"), and EGI-NP Investments, L.L.C., a
Delaware limited liability company ("Client").

     1. ACCOUNT. Client has established a brokerage account (the "Account") with
Goldman Sachs (the "Broker"). Client will fund the Account with an initial $[*]
in cash and securities. The value of securities contributed to the Account shall have the value as determined pursuant to Paragraph 7 herein. The Client may make additions to, and withdrawals from, the Account upon prior written notice to
Manager.

     2. AUTHORITY. Client authorizes CD Capital to direct the investments of and for the Account on a discretionary basis, without prior consultation with
Client, in accordance with the Investment Objectives (defined below) and subject to such limitations and restrictions set forth in Paragraph 4 below and such other limitations and restrictions as Client may hereafter impose by notice in writing to CD Capital. This discretionary authority makes CD Capital the agent and attorney-in-fact with full power and authority in connection with the
Account to buy, sell, exchange, convert and otherwise trade in any and all stocks, bonds and other securities (including, for the avoidance of doubt, options) as CD Capital may select, subject to the aforementioned limitations.
The authority of CD Capital under this Agreement shall continue until receipt of written notice of its termination by Client.

     3. INVESTMENT OBJECTIVES. Client hereby instructs CD Capital to manage the
Account in accordance with the "Investment Objectives" described in Schedule 1 attached hereto until such time as CD Capital receives revised written instructions signed by Client.

     4. LIMITATIONS. Without the prior written direction of Client, CD Capital shall not:

          (i) buy, sell, sell short or otherwise trade or invest in or take a position in any securities or any derivatives thereof of issuers (or their parent or subsidiary companies) identified in Client's "Watchlist," an initial copy of which is attached as Schedule 2 hereto (which Watchlist will be updated by Client from time to time and provided to CD Capital); or

          (ii) purchase or sell any securities on behalf of Client which purchase or sale would require the filing of a Schedule 13D, Schedule 13G,
     Form 3 or Form 4 under the Securities Exchange Act of 1934, as amended.

     5. EXPENSES. CD Capital shall enter orders for the Account with the Broker or any other executing broker that CD Capital shall work through in its discretion. All brokerage commissions and other out-of-pocket direct investment expenses, including, but not limited to, the Account's pro rata portion of out-of-pocket legal and due diligence expenses, reasonably incurred in connection with transactions for the Account will be paid out of the assets of the Account and are in addition to the Management Fee and Profit Allocation paid to CD Capital.

     6. MANAGEMENT FEE AND PROFIT ALLOCATION. During the term of this Agreement,
Client shall pay CD Capital: (i) a monthly management fee ("Management Fee")
equal to [*]% of the Account's Net Asset Value as of the first day of each month
(including any new contribution then being made and prior to accrual of the
Management Fee being determined or of any Profit Allocation (as defined below).
Such Management Fee shall be deducted from the Account's balance on such date;
plus (ii) as of each December 31 (or the date of termination of CD Capital's services hereunder), a "Profit Allocation" in the amount of [*]% of any increase in Net Asset Value of the Account in excess of the High Water Mark (prior to the accrual of the Profit Allocation being determined). The "High Water Mark" for the Account is the highest Net Asset Value of the Account as of any previous
December 31 or the initial opening balance of the Account, if higher (it being understood that the High Water Mark for December 31, 2005 Profit Allocation
shall be the initial opening balance

* Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the
  Securities Exchange Act of 1934, as amended.

of the Account). Operating expenses (including those set forth in Paragraph 5 herein) reduce Net Asset Value for purposes of calculating the Profit
Allocation. Profit Allocations do not themselves reduce increases in Net Asset
Value for purposes of calculating subsequent Profit Allocations, i.e., CD
Capital does not have to "earn back" the Profit Allocation previously made from the Account in order for the Net Asset Value of the Account to exceed its High
Water Mark and be subject to an additional Profit Allocation. Any withdrawals made from the Account other than as of a December 31 will be assessed a proportionate allocation at the time of withdrawal. The High Water Mark will be proportionately reduced each time a withdrawal is made from the Account.

     7. VALUATION. "Net Asset Value" of the Account shall mean the value of the assets of the Account less the liabilities of the Account, if any, as of the close of business on the valuation date determined in accordance with the valuation provisions set forth in Schedule 3 attached hereto.

     8. VOTING OF PORTFOLIO SECURITIES. Unless Client otherwise instructs CD
Capital in writing, from time to time, decisions on the voting of proxies will be made by Client and not by CD Capital.

     9. REPORTS TO CLIENT. CD Capital will render to Client no later than the
10th day of each calendar month a written account statement detailing the
Account's Net Asset Value. It is further understood that the Client may access its Account at anytime and may view the investments and assets of the Account.
In addition, from time to time, promptly upon Client's request, CD Capital shall prepare and render to Client such other reports as Client may reasonably request.

     10. CUSTODY; SOFT DOLLARS. All transactions will be consummated by payments to, or delivery by, Client of all cash and/or securities due to or from the
Account. The Broker, not CD Capital, shall act as custodian for the Account.
Client shall not withdraw or deposit cash and/or securities in the Account without simultaneously informing CD Capital. Any "soft dollar" arrangement between CD Capital and a broker relating to commissions generated by the Account shall comply with Section 28(e) of the Securities Exchange Act of 1934, as
amended, unless otherwise consented to by the Client.

     11. ALLOCATIONS. CD Capital will manage the Account's assets and currently manages assets of other accounts. CD Capital will allocate trades among the accounts in accordance with evaluation of the following criteria: (i) exposure to the securities, issuer or market in question; (ii) liquidity positions and requirements; (iii) tax considerations; (iv) regulatory considerations; (v)
relative capitalization and cash availability; (vi) relative risk and value at risk profiles; (vii) borrowing base considerations; (viii) historical and anticipated subscription and redemption patterns; (ix) minimum investment criteria; and (x) investment time horizon.

     12. UNDERTAKINGS BY THE PARTIES.

          (i) Undertakings of the Client. The Client represents that it:

          (a) has advised CD Capital of its investment objectives pursuant to
          Schedule 1 subject to such limitations and restrictions set forth in
          Paragraph 4 herein, which may be amended by agreement of the parties;

          (b) shall deliver to CD Capital or the Client's brokers, dealers and trading counterparties, evidence of CD Capital's authority to trade on behalf of the Account; and

          (c) shall instruct any counterparties for the Account (including the
          Broker) to send duplicate confirmations to CD Capital.

          (ii) Undertakings of CD Capital. CD Capital represents that it:

                                        2

          (a) shall manage the Account at all times in material compliance with
          Schedule 1 and subject to such limitations and restrictions set forth in Paragraph 4 herein, which may be amended by agreement of the parties; and

          (b) shall consult with the Client on an ongoing basis concerning matters relating to the Account, including, but not limited to, review of positions, investment ideas, performance, prospects and portfolio of the Account.

     13. REPRESENTATIONS AND WARRANTIES BY THE PARTIES.

          (i) Representations and Warranties of CD Capital. CD Capital
represents and warrants to the Client as follows:

          (a) CD Capital is duly organized and validly existing under the laws of its jurisdiction of organization with full corporate power and authority to perform its obligations under this Agreement.

          (b) This Agreement has been duly and validly authorized, executed and delivered on behalf of CD Capital and constitutes a binding and enforceable obligation in accordance with its terms.

          (c) The execution and delivery of this Agreement, the incurrence of the obligations herein and therein set forth and the consummation of the transactions contemplated herein and in Schedule 1 will not constitute a breach of, or default under, the constituent documents of
          CD Capital, any instrument by which CD Capital is bound or under any order, rule or regulation applicable to CD Capital, or any court or any governmental body or administrative agency having jurisdiction over CD Capital.

          (d) CD Capital has all United States governmental, regulatory and exchange licenses and approvals and has effected all filings and registrations with United States governmental and regulatory agencies required to conduct its business and to act as described in Schedule 1 or required to perform its obligation under this Agreement.

          (e) There is not pending, or the best of CD Capital's knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which CD Capital is a party, or to which any of the assets of CD Capital is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or (otherwise, business or prospects of CD Capital). CD
          Capital has not received any notice of an investigation regarding non-
          compliance by CD Capital with applicable law.

          (ii) Representations and Warranties of the Client. The Client
represents and warrants to CD Capital as follows:

          (a) The Client is duly organized and validly existing under the laws of its jurisdiction of organization with full corporate power and authority to perform its obligations under this Agreement.

          (b) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Client and constitutes its binding and enforceable obligation in accordance with its terms.

          (c) The Client has full power and authority under applicable law to perform its obligations under this Agreement.

                                        3

          (d) The execution and delivery of this Agreement, the incurrence of the obligations herein and therein set forth and the consummation of the transactions contemplated herein and in Schedule 1 will not constitute a breach of, or default under, the constituent documents of the Client, any instrument by which the Client is bound or under any order, rule or regulation applicable to the Client, or any court or any governmental body or administrative agency having jurisdiction over the Client.

          (e) The Client has all United States governmental, regulatory and exchange licenses and approvals and has effected all filings and registrations with United States governmental and regulatory agencies required to conduct their business and to act as described in Schedule
          1 or required to perform its obligation under this Agreement.

     14. EXCULPATION. CD Capital shall have no obligations to the Account other than those expressly set forth in this Agreement and any other obligations arising by law. CD Capital's responsibility under this Agreement is to furnish the Account with advisory services based upon its professional skill, experience and judgment and CD Capital makes no representation or warranty as to the accomplishment of any particular investment results by the Account. CD Capital, its members, principals and affiliates and their respective members, officers, employees and agents (collectively, "Manager Party") shall not be liable to the
Client for any claims, costs, expenses, damages or losses arising out of or in connection with this Agreement, the Client, the Account, and its operation other than to the extent attributable to the fraud or negligence of the Manager Party, the willful disregard of the Manager Party's duties to Client, or any violation by a Manager Party of the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment
Advisers Act of 1940, as amended, any state or local securities laws or any stock exchange or NASDAQ regulations.

     No Manager Party shall be liable to the Client for failure to obtain the lowest negotiated brokerage commission rates, or to combine or arrange orders so as to obtain the lowest brokerage commission rates with respect to any transaction on behalf of the Account, or for failure to recapture, directly or indirectly, any brokerage commissions for the benefit of the Account. No Manager
Party shall be liable to the Client for claims, costs, expenses, damages, or losses due to circumstances beyond any Manager Party's control, including but not limited to, the bankruptcy, insolvency or suspension of normal business activities by any bank, brokerage firm or transfer agent holding assets of the
Account, or due to the negligence, dishonesty, bad faith or misfeasance of any employee, broker, agent or sub-contractor of the Account chosen by a Manager
Party in good faith.

     In no respect by way of limiting the foregoing exculpatory provisions but rather by way of greater certainty, no Manager Party shall be liable to the
Client for any actions or omissions of any broker or dealer chosen by a Manager
Party in good faith.

     15. INDEMNIFICATION. The Client shall indemnify and hold harmless the
Manager Parties from and against any loss or expense suffered or sustained by any of them by reason of the fact that a Manager Party is or was connected in any respect with the Account, including, without limitation, any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding; provided that the Manager Party would not have been subject to liability under Paragraph 14 hereunder or this Paragraph 15 for the conduct which led to such loss or expense.

     CD Capital shall indemnify and hold harmless the Client from and against any loss or expense suffered or sustained by it (including, without limitation, any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding)
to the extent attributable to the fraud or negligence of CD Capital, the willful disregard of CD Capital's duties to Client, or any violation by CD Capital of the applicable provisions of the Securities Act of 1933, as amended, the
Securities Exchange Act of 1934, as amended, the Investment Advisers Act of
1940, as amended, any state or local securities laws or any stock exchange or
NASDAQ regulations.

                                        4

     Whether or not a party is entitled to indemnification hereunder shall be determined by a court, arbitral tribunal, administrative forum or mutual written agreement of the parties.

     16. CONFIDENTIAL RELATIONSHIP. Except as otherwise agreed between the parties, all information and advice furnished by either party to the other hereunder, including by or to their respective agents and employees, shall be treated as confidential and shall not be disclosed to third parties except as required by law.

     17. INDEPENDENT CONTRACTOR. For all purposes of this Agreement, CD Capital shall be an independent contractor and not an employee or dependent agent of the
Client; nor shall anything herein be construed as making the Client a partner or co-venturer with CD Capital or any of its affiliates or other clients. Except as provided in this Agreement, CD Capital shall not have any authority to bind, obligate or represent the Client.

     18. CONFLICTS. (i) It is understood that CD Capital and its affiliates perform investment advisory and management services for clients other than the
Client and that CD Capital and its affiliates may for its or their own behalf effect transactions with respect to investment interests which are the same as or similar to those which the Client's portfolio may own.

     (ii) CD Capital may give advice, take action and effect transactions with respect to investment interests in the performance of its duties with respect to any of its other clients or on its own (or its affiliates') behalf which may differ from advice given to, or the timing and nature of action taken and transactions effected with respect to, the Client.

     (iii) Transactions in securities or other investment interests may be accomplished on behalf of other clients from whom CD Capital has discretionary authority or on its own (or its affiliates') behalf prior to the time that recommendations or transactions in the same securities or other investment interests may be communicated to the Client (or executed by or on behalf of the
Client) and at prices which may be different than those at which transactions in the same securities or other investment interests are executed by or on behalf of the Client. The compensation which may be received by CD Capital and/or its affiliates from such other accounts or profits realized on its own (or its affiliates') behalf may differ from the compensation to be received by CD
Capital from the Client or from the profits realized by the Client's portfolio.

     19. TERMINATION AND/OR ASSIGNMENT. CD Capital's management of the Account hereunder may be terminated at any time by either party by giving to the other written notice of such termination. Upon termination, any unpaid Management Fee will be prorated to the date of termination specified in the notice of termination. The Profit Allocation for the calendar year during which the termination occurs shall be determined based on the Net Asset Value of the
Account on the termination date. No assignment of this Agreement shall be made by CD Capital, other than to affiliates, without the prior written consent of
Client.

     20. PATENTS, COPYRIGHTS, TRADEMARKS, AND OTHER PROPERTY RIGHTS. Any and all
inventions, improvements, discoveries, formulas, fund management, administration, and accounting systems, processes, and computer software relating to CD Capital's business (whether or not patentable), discovered, or developed are the sole and absolute property of CD Capital. CD Capital is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to those items.

     21. NOTICES. Any notice required or desired to be delivered under this
Agreement shall be in writing and shall be delivered by courier service, postage prepaid mail, facsimile, electronic mail or another agreed upon method and shall be effective upon actual receipt by the party to which such notice shall be directed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                                        5

          If to the Client: Two North Riverside Plaza, Suite 600, Chicago,
Illinois 60606; telephone: (312) 466-3885; facsimile: (312) 454-0335. Email:
JPaolucci@egii.com; jheneghan@egii.com; ptinkler@egii.com.

          If to CD Capital: Two North Riverside Plaza, Suite 720, Chicago,
Illinois 60606; telephone: (312) 466-3226; facsimile: (312)559-1288. Email:
john@cdcapital.com.

     22. AMENDMENT; WAIVER. This Agreement shall not be amended except by a writing signed by the parties hereto. No waiver of any provision of this
Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its rights hereunder on any occasion or series of occasions.

     23. SEVERABILITY. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rules or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

     24. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED UNDER
THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT
OF LAWS.

     25. SURVIVAL. Provisions of this Agreement that by their terms or by their context are to be performed in whole or in part after termination of this
Agreement shall survive termination of this Agreement. Specifically, and without limiting the generality of the foregoing, the obligations set forth in Sections
15, 16 and 20 shall survive the termination of this Agreement.

     26. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

     27. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     28. NEW CD CAPITAL FUND. CD Capital intends to launch a new investment fund
(the "Fund") with substantially the same investment objectives as the Investment
Objectives described in Schedule 1 attached hereto. Client shall have the option to contribute all or part of the securities and other assets held in the Account to the Fund at the Net Asset Value of the Account on the contribution date.
Several of the major business terms and conditions under which the Client may invest in the Fund are agreed to and detailed in Schedule 4. It is also further agreed that all final terms and conditions of the Client's investment in the
Fund will be governed by the Fund's offering documents and other ancillary documents as may be required. Such final documentation will be negotiated in good faith, but will be consistent with the offering documents for Carpe Diem
Long Short Fund, which an affiliate of the Client is currently an investor.

                  (Remainder of page Intentionally left blank.)

                                        6

     IN WITNESS WHEREOF, the parties hereto have executed this Account
Management Agreement on the date first above written.

                                        CD CAPITAL MANAGEMENT LLC

                                        By: /s/ John Ziegelman
                                            ------------------------------------
                                            John Ziegelman
                                            Manager

                                        EGI-NP INVESTMENTS, L.L.C.

                                        By: /s/ Joseph Paolucci
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

                                        7

                                                                      SCHEDULE 1

                              INVESTMENT OBJECTIVES

     1. Financing Events including but not limited to: IPO's, follow on offerings, debt recapitalizations, direct mezzanine and asset based lending to public companies and private investments in public equities, or PIPE's.

     2. Operational Stress Events including but not limited to pre and post reorganization (Chapter 11) investments including acquiring public debt instruments of: (i) stressed situations (not expected to file Chapter 11), such as convertible instruments detached from their call option and fallen credits;
(ii) companies expected to emerge from Chapter 11; and acquiring public equities of post reorganization companies;

     3. Relative Value Events including announced M&A transactions, hedged credit plays (long debt and short stock of the same issuer), control situations, spin-offs and spin-outs; and

     4. Informational edge (defined catalyst) trades including opportunistically buying "value" with a catalyst and shorting overvalue with catalyst.

     CD Capital intends to concentrate its efforts on categories one and two above, but will also see opportunities to execute in relative value and value/catalyst trades and may execute thereon.

     In addition, CD Capital will be actively hedging such transactions by selling short equity and debt securities. The Account may also be leveraged pursuant to Regulation T.

                                                                      SCHEDULE 2

                                      [*]

* Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the
  Securities Exchange Act of 1934, as amended.

                                                                      SCHEDULE 3

                                    VALUATION

          The Net Asset Value ("NAV") of the Account means the value of the
Account's assets less its liabilities, if any, as of any date of determination, computed in accordance with U.S. generally accepted accounting principles
("GAAP"), except as otherwise described below. To the extent feasible, dividends, interest and other income as well as expenses, fees and other liabilities will be accrued in accordance with GAAP or otherwise disclosed herein. In calculating the Account NAV, the-Management Fee will be accrued as an expense of the Account until they are paid.

          CD Capital will make determinations of the value of the Account's positions based on information it believes to be reliable and accurate, subject to reasonable approval of Client. In determining valuations, CD Capital will take steps to consistently apply pricing procedures and document pricing sources. CD Capital will use best efforts to obtain prices from reputable brokers/dealers, particularly its executing brokers, prime brokers, and data sources such as Bloomberg L.P. In the event that any instruments held in the
Account cannot be valued through CD Capital's valuation process; as described below, CD Capital will work with Client to use its best efforts to determine commercially reasonable market valuations and will document the basis for such valuations, subject to Client's reasonable approval.

          Prices for instruments for which the principal market is a securities exchange or similar market, shall be the settlement price or last reported closing price reported on such exchange on the valuation date, or the most recent transaction price if such closing price is not available.

          Restricted securities, illiquid positions and other securities that are not Freely Tradable Securities, as defined below, but in respect of which there are similar securities that are publicly quoted, may be valued at a discount, determined jointly by CD Capital and Client, to the price of Freely
Tradable Securities of the same class as reported by Bloomberg, L.P. or by the
Account's custodians. If no market exists for any such securities positions or where prices cannot be ascertained by Bloomberg, L.P. or from the Account's custodian, CD Capital will carry such positions at fair value as determined jointly by CD Capital and Client. However, certain non Freely Tradable
Securities, as defined below, such as warrants or convertible instruments that can be valued via quantitative models such as the Black-Scholes Model will be carried at a discount, as determined jointly by CD Capital and Client, to the theoretical value of such instruments. The inputs to such models will be reflective of market terms as determined jointly by CD Capital and Client.

          "Freely Tradable Securities" means any of the following: (i)
securities that are not "restricted securities" within the meaning of Rule 144 under the Securities Act; (ii) restricted securities that may be immediately sold pursuant to Rule 144 (without regard to the volume limitations contained in
Rule 144); and (iii) restricted securities that are included in an effective registration statement filed pursuant to the Securities Act.